EXHIBIT 99.1

Contact:

Scott Solomon

Sharon Merrill Associates

617-542-5300

ALOT@investorrelations.com

AstroNova Reports Financial Results for the

First Quarter of Fiscal 2018

    First Quarter Fiscal 2018 Achievements

        –   Revenue of $24.5 million, up 1.4 percent over the prior year quarter

        –   Diluted EPS of $0.07, compared with $0.14 for Q1 fiscal 2017

West Warwick, R.I., May 16, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported revenue of $24.5 million for the fiscal first quarter ended April 29, 2017, an increase of 1.4 percent from the same period in the prior year.

“During the quarter, we completed the TrojanLabel acquisition and executed on our rapid integration plan while continuing to implement our international expansion strategy,” said AstroNova President and Chief Executive Officer Greg Woods. “International revenue grew 19 percent in the quarter, resulting from the addition of TrojanLabel and continued strong demand in key markets. In recent months, we signed new dealers in China and Latin America and opened a sales office in India.

“Product Identification revenue increased 12.3 percent in the quarter, reflecting the additional TrojanLabel revenue and the fourth-quarter fiscal 2017 launch of new products such as the QL-800,” Woods continued. “Revenue in our Test & Measurement segment was $5.8 million in the first quarter of 2018, compared with $7.5 million in the 2017 first quarter, primarily related to the uneven timing of orders from Aerospace customers and the ongoing transition to next-generation data acquisition products.”

Recent Highlights

•	AstroNova repurchased 826,305 shares of its common stock from the Albert W. Ondis Declaration of Trust for $13.60 per share, an aggregate of $11.2 million. The repurchased shares represented 12.7 percent of the outstanding shares of the Company’s common stock. The transaction, funded using existing cash on hand, reflects the Company’s confidence in the future and its ability to continue generating strong cash flow.

•	China Electronics Technology Avionics Co., Ltd. selected AstroNova’s ToughWriter 5® flight deck printer for the new COMAC C919 aircraft, manufactured by the Commercial Aircraft Corporation of China, Ltd. The narrow-body, twin-engine C919 is the largest commercial airliner to be designed and built in China.

•	AstroNova introduced the QL-240, the newest entry in the QuickLabel® family of digital, high-resolution, tabletop color label printers, at the interpack 2017 trade fair in Dusseldorf, Germany.

•	A leading Nordic air carrier selected the ToughWriter® 640 flight deck printer for its Boeing 737 MAX aircraft. The ToughWriter 640 is used to print flight planning data, ground communications and messages transmitted over the ACARS digital datalink system. AstroNova is scheduled to begin delivering the printer to Boeing in 2018.

Gross margin of 38 percent in the first quarter of fiscal 2018 was 1.3 percentage points lower than the same period last year, partially as a result of integrating the TrojanLabel and traditional AstroNova businesses, as well as changes in product mix between periods.

First quarter fiscal 2018 operating expenses of $8.6 million were 8.5 percent more than the fiscal 2017 first quarter amount due primarily to the addition of TrojanLabel operating expenses, including amortization of the related identifiable intangibles, increased investments in new products and increased selling expenses related to the strong international sales.

Net income was $0.5 million, or $0.07 per diluted share, in the first quarter of fiscal 2018 compared with $1.0 million, or $0.14 per diluted share, in the year-earlier period.

Cash and marketable securities were $23.8 million at quarter-end, compared with $24.8 million at the end of fiscal 2017.

Business Outlook

“We expect fiscal 2018 to be strong for AstroNova, as we continue to focus on building our management team, expanding our addressable markets and driving profitable growth,” Woods said. “We believe we are well positioned to achieve our long-term financial and operating objectives.”

First Quarter Fiscal 2018 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing 877-397-0291 (U.S. and Canada) or 719-325-4932 (International) with passcode 572660. A live webcast of the call will be available by accessing the Investors section of AstroNova’s website, www.astronovainc.com. Please join the call at least five minutes prior to the start time.

Following the live broadcast, an audio webcast of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 9542243.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel™, a leader in the light-production color label press and specialty printer markets. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the Aerospace business unit, which makes printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Revenue	$24,458	$24,110
Cost of Revenue	15,152	14,637
Gross Profit	9,306	9,473
	38.0%	39.3%
Operating Expenses:
Selling & Marketing	5,238	4,831
Research & Development	1,505	1,444
General & Administrative	1,856	1,651

	8,599	7,926
Operating Income	707	1,547
	2.9%	6.4%
Other Expense	(48)	(52)

Income Before Taxes	659	1,495
Income Tax Provision	147	476

Net Income	$512	$1,019

Net Income per Common Share - Basic	$0.07	$0.14

Net Income per Common Share - Diluted	$0.07	$0.14

Weighted Average Number of Common Shares - Basic	7,480	7,358
Weighted Average Number of Common Shares - Diluted	7,616	7,524
Dividends Declared per Common Share	$0.07	$0.07

Selected Consolidated Balance Sheet Data

Amounts In Thousands of Dollars

(Unaudited)

	April 29, 2017	January 31, 2017
Cash & Marketable Securities	23,822	24,821
Current Assets	61,777	61,696
Total Assets	94,140	83,665
Current Liabilities*	12,722	11,985
Long-Term Debt	7,563	—
Shareholders’ Equity	70,740	70,537

*	includes $1.2 million current portion of long-term-debt